EXHIBIT 99.1

Contact:

Sylvia Wheeler

Director, Corporate Communications

Cerus Corporation

(925) 288-6061

CERUS CORPORATION ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

CONCORD, Calif., January 30, 2003 – Cerus Corporation (Nasdaq: CERS) today announced results for the fourth quarter and year ended December 31, 2002.

The net loss for the fourth quarter of 2002 was $15.8 million, or $0.99 per share, compared to a net loss of $13.5 million, or $0.86 per share, for the fourth quarter of 2001.  For the year ended December 31, 2002, the company reported a net loss of $57.2 million, or $3.61 per share, compared to a net loss of $49.4 million, or $3.27 per share, for 2001. The increased net losses for the fourth quarter and year 2002 were primarily due to expanded research and development activities in support of the INTERCEPT Blood System.

Total revenue from product sales, development agreements and government grants was $1.6 million for the fourth quarter of 2002, compared to $1.0 million for the fourth quarter of 2001. In the fourth quarter of 2002, Cerus recorded $3,000 of revenue from product sales of the INTERCEPT Blood System for Platelets in Europe.

At December 31, 2002, the company had cash, cash equivalents and short-term investments of $64.3 million. This balance does not include proceeds received in January 2003 from a $50 million loan from Baxter Capital Corporation.

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Page 2 Cerus Announces Fourth Quarter and Year End Results

“In 2002, Cerus joined the ranks of companies that have seen the successful development of their technologies through to commercialization,” said Stephen Isaacs, president and chief executive officer of Cerus. “In 2003, we look forward to continuing penetration of the European marketplace and setting a new standard of safety for transfusion blood products.”

Fourth quarter Cerus Corporation highlights include:

•         INTERCEPT Blood System for platelets: Recognized product sales to the first customers in Portugal and Italy and recorded the first revenue from product sales in December 2002; also, received CE Mark approvals for use with platelets collected on Baxter’s Amicus apheresis platform and for preparation sets for platelets collected using the Haemonetics and Cobe apheresis systems;

•         INTERCEPT Blood System for red blood cells: Continued enrollment and transfusion of patients in two Phase III clinical trials for acute and chronic transfusion support;

•         INTERCEPT Blood Systems: Presented data at the American Society of Hematology meeting that demonstrated the ability of Cerus’ Helinx® technology to inactivate Parvovirus B19, a non-enveloped virus, and the protozoans that cause malaria, Chagas’disease and leishmaniasis; and

•         Financing: Secured a $50 million loan facility from Baxter Capital Corporation.

Cerus and Baxter Healthcare Corporation are collaborating on development of the INTERCEPT Blood System to enhance the safety of blood transfusions. A CE Mark for the INTERCEPT Blood System for platelets has been received. The companies have begun the regulatory submission process to obtain approval in the United States. The companies are also in late stage development of the INTERCEPT Blood System for plasma and red blood cells.

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. EST today.

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Page 3 Cerus Announces Fourth Quarter and Year End Results

Interested parties can access a live Internet broadcast at http://www.firstcallevents.com/service/ajwz372277369gf12.html. For those unable to listen to the live broadcast, the call will be archived for 72 hours at www.cerus.com.

ABOUT CERUS

Cerus Corporation is building on its leading position in the biopharmaceutical industry by developing medical systems and therapeutics to provide safer and more effective options to patients. The company is developing products based on its proprietary Helinx technology for controlling biological replication. Cerus’ most advanced programs are focused on systems to enhance the safety of the world’s blood supply. The INTERCEPT Blood System, based on the company’s Helinx technology, is designed to inactivate viruses, bacteria, other pathogens and white blood cells. The Concord, California-based company also is pursuing therapeutic applications of Helinx technology to treat and prevent serious diseases.

Helinx is a U.S. registered trademark of Cerus Corporation.

INTERCEPT Blood System and Amicus are trademarks of Baxter International, Inc. (NYSE: BAX).

Statements in this news release, including those regarding clinical trials, regulatory filings and approvals, product development, commercial potential and potential revenue, are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development and commercialization activities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions and other factors discussed in the company’s most recent filings with the Securities and Exchange Commission. Cerus does not undertake any obligation to update forward-looking statements.

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CERUS CORPORATION

SELECTED UNAUDITED FINANCIAL INFORMATION

Condensed Statements of Operations	Three Months Ended		Year Ended
(in thousands, except per share information)	December 31,		December 31,
	2002	2001	2002	2001

Revenue	$1,608	$1,015	$8,490	$4,535

Operating expenses:
Research and development	15,135	12,649	56,421	48,247
General and administrative	2,595	2,782	11,346	10,166
Total operating expenses	17,730	15,431	67,767	58,413
Loss from operations	(16,122)	(14,416)	(59,277)	(53,878)
Interest income, net	352	915	2,085	4,611
Loss before income taxes	(15,770)	(13,501)	(57,192)	(49,267)
Provision for income taxes	—	—	—	(100)
Net loss	($15,770)	($13,501)	($57,192)	($49,367)

Net loss per share—basic and diluted	($0.99)	($0.86)	($3.61)	($3.27)
Shares used in computing
net loss per share—basic and diluted	15,927	15,725	15,833	15,105

Condensed Balance Sheets	December 31,	December 31,
(in thousands)	2002	2001

Cash, cash equivalents and short-term investments	$64,318	$123,461
Accounts receivable from related parties	46	26
Other current assets	2,884	1,573
Furniture and equipment, net	5,547	3,012
Other assets	152	188

Total assets	$72,947	$128,260

Accounts payable to a related party	$8,538	$5,029
Other current liabilities	8,224	11,425
Capital lease obligation, less current portion	16	51
Redeemable convertible preferred stock	—	5,000
Stockholders’ equity	56,169	106,755

Total liabilities and stockholders’ equity	$72,947	$128,260

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